Exhibit 4.01

1994 Directors’ Stock Option Plan

GAMING PARTNERS INTERNATIONAL CORPORATION

1994 DIRECTORS’ STOCK OPTION PLAN

Adopted by the Board of Directors January 31, 1994

Revised by the Board of Directors August 24, 1994

Approved by the Stockholders October 5, 1994

Revised by the Board of Directors July 29, 1996

Further Revised by the Board of Directors September 24, 1999

Further Revised by the Board of Directors September 12, 2002

Approved by the Stockholders October 29, 2003

Further Revised by the Board of Directors June 25, 2007

Approved by the Stockholders August 8, 2007

Further Revised by the Board of Directors April 1, 2008

Approved by the Stockholders May 9, 2008

1. Purpose

The Gaming Partners International Corporation 1994 Directors’ Stock Option Plan (the “Plan”) is intended to promote the interests of Gaming Partners International Corporation (the “Corporation”) and its subsidiaries by offering members of the Board of Directors of the Corporation who are not employed as regular salaried officers or employees of the Corporation or any of its subsidiaries (hereinafter referred to as “Non-Employee Directors” or “Optionees”) the opportunity to participate in a stock option plan in order to encourage Non-Employee Directors to take a long term view of the affairs of the Corporation; to attract and retain highly qualified Non-Employee Directors; and to aid in rewarding Non-Employee Directors for their services to the Corporation.

2. Administration

The Plan shall be administered by the Compensation Committee (the “Committee”), selected by and serving at the pleasure of the Corporation’s Board of Directors (the “Board”), or by the Board.  The Committee or the Board shall not have any discretion to determine or vary any matters which are fixed under the terms of the Plan including, without limitation, which individuals shall receive option awards, how many shares of the Corporation’s stock shall be subject to each such option award, what the exercise price of stock covered by an option shall be, and what means of payment shall be acceptable; provided, however, that notwithstanding the foregoing or any other provision of the Plan, the Board shall have the authority to make the grants and other related determinations pursuant to Section 5.2 of the Plan.

The Committee or the Board shall have the authority to otherwise interpret the Plan and make all determinations necessary or advisable for its administration.

Any actions or decisions by the Committee under the Plan (other than grants of Non-Discretionary Options pursuant to Section 5.1 below) shall be subject to the approval of the Board.

3. Eligibility

Only Non-Employee Directors, who are not participants in the Corporation’s 1994 Long Term Incentive Plan, will be eligible to be granted awards.

4. Stock Subject to the Plan

The stock from which awards may be granted shall be the Corporation’s $.01 par value Common Stock (“Common Stock”). When options are exercised, the Corporation may either issue authorized but unissued shares of Common Stock or transfer issued shares of Common Stock held in its treasury. The total number of shares of Common Stock which may be granted as stock options shall not exceed 450,000.  If an option expires, or is otherwise terminated prior to its exercise, the Common Stock covered by such an option immediately prior to such expiration or other termination shall continue to be available for grant under the Plan.

5. Grant and Amount of Options

5.1 Non-Discretionary Options

The date of grant of the initial option (“Initial Option”) for a Non-Employee Director commencing his or her term shall be the date that he or she becomes a member of the Board of Directors (“Commencement Date”). The Initial Option grant shall be to purchase 6,000 shares of Common Stock (subject to vesting per Section 6.2 and to adjustment per Section 7).

Annual awards of options (“Annual Options” or individually an “Annual Option”) shall be granted beginning on the anniversary of the Commencement Date, and continuing each year thereafter. An Annual Option will be to purchase: (i) prior to the third anniversary of the Commencement date, 1,500 shares of Common Stock for each of the following Board committees on which the Non-Employee Director served for a period of at least six months during the twelve months prior to the date of grant: (A) Audit Committee; (B) Compliance Committee; and (C) Compensation Committee; and (ii) on the third anniversary of the Commencement Date, and each year thereafter, an additional 2,000 shares of Common Stock (all grant amounts subject to adjustment per section 7).  The Initial Option and the Annual Options are collectively referred to herein as “Non-Discretionary Options.”

5.2 Discretionary Options

Notwithstanding any provision of the Plan to the contrary, in addition to the Non-Discretionary Options, the Board shall have the authority to grant options from time to time in its sole and absolute discretion (“Discretionary Options”) to Non-Employee Directors pursuant to this Section 5.2.  No Non-Employee Director shall have any right or claim to be granted a Discretionary Option.  Subject to and consistent with the provisions of the Plan, the Board is authorized in its sole and absolute discretion to:

(i)            Select the Non-Employee Directors, if any, to whom Discretionary Options may be granted; and

(ii)           Determine the number of shares of Common Stock which are subject to a Discretionary Option.

Without in any manner limiting the authority and discretion of the Board as provided herein, the Committee shall have the authority to make recommendations from time to time to the Board for the grant of Discretionary Options.  The total number of shares of Common Stock which may be subject to Discretionary Options shall not exceed 100,000; provided, however, that (i) if a Discretionary Option expires, or is otherwise terminated prior to its exercise, the shares of Common Stock covered by such Discretionary Option immediately prior to such expiration or other termination shall continue to be available for grant under this Section 5.2 as a Discretionary Option; and (ii)  any shares of Common Stock not subject to Discretionary Options shall be available for grants as Non-Discretionary Options.  The Non-Discretionary Options and the Discretionary Options are collectively referred to herein as “options.”

6. Terms and Conditions of Options

Options shall be designated non-statutory options or not qualified as Incentive Stock Options under Section 422(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be evidenced by written instruments approved by the Committee or the Board. Such instruments shall conform to the following terms and conditions:

6.1 Option price

The option price shall be the fair market value of the shares of Common Stock under option on the date such option is granted. The fair market value per share shall be the last reported sale price of the stock on such date on the Nasdaq National Market, or on such other stock exchange that the Common Stock may be listed from time to time. The option price shall be paid (i) in cash or (ii) in shares of Common Stock, including Common Stock underlying the option being exercised, having a fair market value equal to such option price or (iii) in a combination of cash and shares of Common Stock, including Common Stock underlying the option being exercised. The fair market value of shares of Common Stock delivered to the Corporation pursuant to the immediately preceding sentence shall be determined on the basis of the last reported sale price of the Common Stock on the Nasdaq National Market on the day of exercise or, if there was no such sale price on the day of exercise, on the day next preceding the day of exercise on which there was such a sale.

6.2 Vesting, exercise and term of options

The Initial Option shall be exercisable to the extent of vesting. The Initial Option shall vest over a three year period, with one-third of the Initial Option (2,000 shares) vesting upon each anniversary of the Commencement Date.  Annual Options and Discretionary Options shall be fully vested upon grant, but shall only be exercisable six months and one day from the date of grant.

Except in special circumstances, each option shall expire upon the tenth anniversary of the date of its grant or such earlier date as provided in Section 6.3 below.

After becoming exercisable, each option shall remain exercisable until the expiration or termination of the option.  After becoming exercisable an option may be exercised by the Optionee from time to time, in whole or part, up to the total number of shares with respect to which it is then exercisable.  The Committee or the Board may provide that payment of the option exercise price may be made following delivery of the certificate for the exercised shares.

Upon the exercise of an option, the purchase price will be payable in full in cash or Common Stock as provided in Paragraph 6.1.  Any shares of Common Stock so assigned and delivered to the Corporation in payment or partial payment of the purchase price will be valued at Fair Market Value on the exercise date. Upon the exercise of a non-qualified stock option, the Corporation shall withhold from the shares of Common Stock to be issued to the eligible Optionee the number of shares necessary to satisfy the Corporation’s obligation to withhold Federal taxes, such determination to be based on the shares’ Fair Market Value on the date of exercise.

6.3 Termination of Directorship

If an Optionee ceases for any reason including death or resignation to be a director: (A) all options granted to such Optionee and vested on the date of termination of Directorship shall expire on the earliest of (i) the tenth anniversary after the date of grant, (ii) nine months after the day such Optionee ceases to be a director for any reason other than death, or (iii) two years after the day such Optionee ceases to be a director due to his death; and (B) all options granted to such Optionee which are unvested shall expire.

6.4 Exercise upon death of optionee

If an Optionee dies, the option may be exercised, to the extent provided in Section 6.3, by the Optionee’s estate, personal representative or beneficiary who acquires the option by will or by the laws of descent and distribution. The Committee or the Board may approve all cash payments to the estate of an Optionee if circumstances warrant such a decision.

6.5 Assignability

No option shall be assignable or transferable by the Optionee except by will or by the laws of descent and distribution and during the lifetime of the Optionee the option shall be exercisable only by such Optionee.

7. Capital Adjustments

The number and price of shares of Common Stock covered by each award of options and the total number of shares that may be granted under the Plan shall be proportionally adjusted to reflect, subject to any required action by the stockholders, any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change.

8. Change of Control

Notwithstanding the provisions of Section 7, in the event of a change of control, all vesting on all unexercised stock options will accelerate to the change of control date. For purposes of this Plan, a “Change of Control” of the Corporation shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), not including Paul S. Endy, or his heirs or assigns, or the Paul S. Endy, Jr. Living Trust, or its beneficiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25.0% or more of the combined voting power of the Corporation’s outstanding securities ordinarily having the right to vote at the election of directors; or (b) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by at least a majority of the directors comprising the Incumbent Board, or whose nomination for election was approved by a majority of the Board of Directors of the Corporation serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as if he or she were a member of the Incumbent Board; or (c) merger, consolidation or sale of all or substantially all the assets of the Corporation occurs, unless such merger or consolidation shall have been affirmatively recommended to the Corporation’s stockholders by a majority of the Incumbent Board; or (d) a proxy statement soliciting proxies from stockholders of the Corporation by someone other than the current management of the Corporation seeking stockholder approval of a plan or reorganization, merger or consolidation of the Corporation with one or more corporations as a result of which the outstanding shares of the Corporation’s securities are actually exchanged for or converted into cash or property or securities not issued by the Corporation unless the reorganization, merger or consolidation shall have been affirmatively recommended to the Corporation’s stockholders by a majority of the Incumbent Board.

9. Approvals

The issuance of shares pursuant to this Plan is expressly conditioned upon obtaining all necessary approvals from all regulatory agencies from which approval is required, including gaming regulatory agencies, and upon obtaining stockholder ratification of the Plan.

10. Effective Date of Plan

The effective date of the Plan is January 31, 1994.

11. Term: Amendment of Plan

This Plan shall expire on January 31, 2014 (except to options outstanding on that date). The Board may terminate the Plan at any time. The Board may amend the Plan at any time, provided however, the provisions of Section 5 pertaining to the amount of options to be granted and the timing of such option grants and the provisions of Paragraph 6.1 pertaining to the option price of the Common Stock under option shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules thereunder. Further provided however, that, without the approval of the holders of a majority of the outstanding shares of Common Stock; the total number of shares that may be sold, issued or transferred under the Plan may not be increased (except by adjustment pursuant to Section 7); the provisions of Section 3 regarding eligibility may not be modified; the purchase price at which shares may be offered pursuant to options may not be reduced (except by adjustment pursuant to Section 7); and the expiration date of the Plan may not be extended and no change may be made which would cause the Plan not to comply with Rule 16b-3 of the Exchange Act, as amended from time to time. No action of the Board or stockholders, however, may, without the consent of an Optionee, alter or impair such Optionee’s rights under any option previously granted.

12. Withholding Taxes

The Corporation shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state or local income or other taxes incurred by reason of payments or the issuance of shares of Common Stock under the Plan. Whenever under the Plan, shares of Common Stock are to be delivered upon exercise of an option, the Committee or the Board shall be entitled to require as a condition of delivery that the grantee remit an amount sufficient to satisfy all federal, state and other government withholding tax requirements related thereto.

13. Plan Not a Trust

Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Optionee, the executor, administrator or other personal representative, or designated beneficiary of such Optionee, or any other persons. If and to the extent that any Optionee or such Optionee’s executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

14. Notices

Each Optionee shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements, Common Stock and cash pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Optionee furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

15. Severability of Provisions

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

16. Payment to Minors, etc.

Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Corporation and other parties with respect thereto.

17. Headings and Captions

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

18. Controlling Law

This Plan shall be construed and enforced according to the laws of the State of Nevada to the extent not preempted by federal law, which shall otherwise control.